Exhibit 10.3

November 2, 2021

BRC Inc.
c/o SilverBox Engaged Merger Corp I
1250 S. Capital of Texas Highway
Building 2, Suite 285
Austin, TX 78746

Authentic Brands LLC
1144 S 500 W
Salt Lake City, UT 84101

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of November 2, 2021 (as may be further amended, restated, supplemented or otherwise modified from to time, the “Combination Agreement”), by and among SilverBox Engaged Merger Corp I, a Delaware corporation (“SilverBox”), BRC Inc., a Delaware public benefit corporation and wholly owned subsidiary of SilverBox (“Pubco”), SBEA Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Pubco (“Merger Sub 1”), BRCC Blocker Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SilverBox (“Merger Sub 2”), Grand Opal Investment Holdings, Inc., a Delaware corporation, and Authentic Brands LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

WHEREAS, SilverBox Engaged Sponsor LLC, a Delaware limited liability company (the “Sponsor”), currently holds (a) 8,625,000 founder shares, which upon the Closing will convert into 7,383,750 Pubco Class A Shares (the “Class A Sponsor Shares”), 620,625 shares of Series C-1 Common Stock, par value $0.0001 per share, of Pubco (the “Series C-1 Common Stock”), 620,625 shares of Series C-2 Common Stock, par value $0.0001 per share, of Pubco (the “Series C-2 Common Stock” and, together with the Series C-1 Common Stock, the “Restricted Shares”; the Restricted Shares, together with the Class A Sponsor Shares, the “Sponsor Shares”), and (b) 6,266,667 private placement warrants, which will be exercisable for an aggregate of 6,266,667 Pubco Class A Shares (the “Sponsor Warrants”); and

WHEREAS, in order to induce the Company to consummate the transactions contemplated by the Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, Pubco and the Company hereby agree as follows:

1.                   Agreement to Vote. The Sponsor hereby unconditionally and irrevocably agrees to (a) vote at any meeting of the shareholders of SilverBox, however called (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of SilverBox, all of the SilverBox Class B Shares held by the Sponsor (together with any other Equity Securities of SilverBox that the Sponsor holds of record or beneficially, as of the date of this letter agreement, or acquires record or beneficial ownership after the date hereof) in favor of the Transaction Proposals and (b) withhold consent with respect to any matter, action or proposal that would reasonably be expected to result in a material breach of any of SilverBox’s covenants, agreements or obligations under the Combination Agreement or any of the conditions to the Closing set forth therein not being satisfied.

2.                   Waiver of Anti-Dilution Adjustment. The Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors, heirs and assigns), and (b) agrees not to assert or perfect, in each case, any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the SilverBox Class B Shares held by the Sponsor convert into SilverBox Class A Shares in connection with the transactions contemplated by the Combination Agreement (including, for the avoidance of doubt, the transactions contemplated by the Subscription Agreements).

3.                   Treatment of Sponsor Shares and Sponsor Warrants.

(a)                Pursuant to the terms and subject to the conditions set forth herein, including adjusting for shares subject to forfeiture in Section 3(b) and shares to be donated under Section 4(a), the Sponsor shall retain 7,033,750 of the Sponsor Shares and all of the Sponsor Warrants with no vesting criteria, forfeitures or other adjustments.

(b)               Notwithstanding Section 3(a), (i) 1,158,500 Class A Sponsor Shares shall be forfeited at Closing; (ii) an aggregate of 1,241,250 Restricted Shares shall be non-transferrable and remain subject to forfeiture and cancellation as set forth in Sections 5 and 6; and (iii) a number of the Class A Sponsor Shares equal to the Adjusted Percentage multiplied by the number of Net Sponsor Shares shall be forfeited by the Sponsor in the event that, upon the Closing, the gross proceeds available for release to Sponsor from the Trust Account, plus the gross proceeds of the PIPE Financing (including through an additional PIPE financing) and the FPA Financing, before deductions for Transaction Expenses and other intended uses of cash, in each case pursuant to the terms of the Combination Agreement (the “Cash Threshold Amount”), is less than $445,000,000; provided, that the aggregate number of Class A Sponsor Shares subject to forfeiture pursuant to this Section 3(b)(iii) shall not exceed 2,068,750 Class A Sponsor Shares (the Class A Sponsor Shares subject to forfeiture pursuant to this Section 3(b)(iii), collectively, the “Additional Subject Shares”). Immediately upon the forfeiture of the Additional Subject Shares, for each Additional Subject Share so forfeited there shall be a corresponding decrease (on a one-for-one basis) in the aggregate number of Company Common Units issued by the Company to Pubco at the Closing.

(c)               Within 30 days following the Closing Date, the Sponsor and any other Person holding Restricted Shares shall file with the Internal Revenue Service (the “IRS”), via certified mail, return receipt requested, a completed election on a protective basis under Section 83(b) of the Code and the regulations promulgated thereunder, with respect to its Restricted Shares, in the form attached hereto as Exhibit A and, upon such filing, shall thereafter provide Pubco with a copy of such election and proof of timely filing with the IRS. The Sponsor (and any other Person holding Restricted Shares) should consult its tax advisor regarding the consequences of Code Section 83(b) elections as well as the receipt, holding, vesting, sale and forfeiture of the Restricted Shares.

4.                   Donation of Sponsor Shares.

(a)               The Sponsor has offered to and, on the Closing Date concurrently with the Closing, the Sponsor shall, donate 332,500 Class A Sponsor Shares to the BRCC Fund, a 501(c)(3) nonprofit organization (“BRCC Fund”), and, subject to certain of the Existing Company Unitholders concurrently donating, on a collective basis, at least 100,000 shares of Pubco Common Stock to the BRCC Fund, the Sponsor shall donate an additional 100,000 Class A Sponsor Shares to the BRCC Fund. For the avoidance of doubt, no Class A Sponsor Shares donated pursuant to this Section 4(a) shall be Restricted Shares. In connection with the donation contemplated in the immediately foregoing sentence, the Existing Company Unitholders shall have the right to donate Company Common Units or Pubco Class A Shares, at their election.

(b)               Notwithstanding anything in Section 3 or this Section 4 to the contrary, in the event that, at any time prior to the first anniversary of the Closing Date, the trailing 30-day VWAP of Pubco Class A Shares equals or exceeds $15.00 per share, then at any time thereafter, (i) the Sponsor or any holder of the Sponsor Warrants (a “Sponsor Warrantholder”) shall be entitled to exercise the Sponsor Warrants by cashless exercise (i.e., exercise the Sponsor Warrants and purchase an equivalent value of Pubco Class A Shares) by delivering written notice to the Company and the warrant agent; or (ii) the Company may at any time deliver written notice to the Sponsor Warrantholders and the warrant agent requiring the Sponsor Warrantholders to exercise the Sponsor Warrants by cashless exercise. In the event of an exercise on a cashless basis, each Sponsor Warrantholder would pay the warrant exercise price by surrendering the Sponsor Warrants for that number of Pubco Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number Pubco Class A Shares underlying the Sponsor Warrantholder’s Sponsor Warrants, multiplied by the difference between the exercise price of the Sponsor Warrants and the Fair Market Value of the Pubco Class A Shares by (y) the fair market value the Pubco Class A Shares and (B) 0.361. In the event of an exercise on a cashless basis initiated by the Company, a Sponsor Warrantholder would pay the warrant exercise price by surrendering their Sponsor Warrants for that number of shares of Pubco Class A Shares equal to 0.361. The Sponsor Warrants shall be deemed to be amended to the extent necessary to implement the foregoing terms set forth in this Section 4(b), and the Sponsor and the Company shall take all actions necessary or appropriate in connection therewith.

5.                   Conversion of Restricted Shares.

(a)                Pursuant to the Amended and Restated Company LLC Agreement, Pubco will hold a number of Restricted Units equal to the aggregate number of outstanding Restricted Shares. Each Restricted Share will be held in accordance with this letter agreement unless and until an applicable Vesting Event in accordance with the Amended and Restated Company LLC Agreement occurs with respect to the Restricted Unit held by Pubco corresponding to such Restricted Share.

(b)                The occurrence of (i) a First Tier Vesting Event or Partial Vesting Event (based on the First Tier Vesting Event threshold) applicable to Restricted Units in accordance with the Amended and Restated Company LLC Agreement, if ever, shall be treated for purposes of this letter agreement and the Amended and Restated Certificate of Incorporation of Pubco (the “Pubco Charter”) as a conversion event in respect of the Series C-1 Common Stock (a “C-1 Conversion Event”) upon and after the Conversion Date with respect to such Restricted Units, (ii) a Second Tier Vesting Event or Partial Vesting Event (based on the Second Tier Vesting Event threshold) applicable to Restricted Units in accordance with the Amended and Restated Company LLC Agreement, if ever, shall be treated for purposes of this letter agreement and the Pubco Charter as a conversion event in respect of the Series C-2 Common Stock (a “C-2 Conversion Event”) upon and after the Conversion Date with respect to such Restricted Units, and (iii) a Full Vesting Event applicable to Restricted Units in accordance with the Amended and Restated Company LLC Agreement, if ever, shall be treated for purposes of this letter agreement and the Pubco Charter as a conversion event in respect of the Series C-1 Common Stock and the Series C-2 Common Stock (a “Full Conversion Event” and, together with any C-1 Conversion Event or any C-2 Conversion Event, collectively, the “Conversion Events”) upon and after the Conversion Date with respect to such Restricted Units.

(c)                On a Conversion Date in respect of a Conversion Event, each Restricted Share to which such Conversion Event applies shall convert, automatically and without any further action by the Sponsor, Pubco or any other Person, into an equal number of Pubco Class A Shares in accordance with Section 4.3(D) of the Pubco Charter; provided that, if a C-1 Conversion Event has not occurred at the time of the occurrence of a C-2 Conversion Event, such C-1 Conversion Event shall be deemed to also occur upon the occurrence of the C-2 Conversion Event, such that all of the then outstanding Series C-1 Common Stock, if any, and Series C-2 Common Stock shall convert on the Conversion Date in respect of such Conversion Event in accordance with this Section 5.

6.                   Cancellation of Restricted Shares.

(a)                To the extent that, on or before the fifth anniversary of the Closing Date, the First Tier Vesting Event has not occurred with respect to a Restricted Unit pursuant to the Amended and Restated Company LLC Agreement and as a result any share of Series C-1 Common Stock has not converted in accordance with Section 5 hereof, then immediately and without any further action under this letter agreement, on the date that is the fifth anniversary of the Closing Date, 620,625 shares of Series C-1 Common Stock shall automatically be forfeited to Pubco and canceled for no consideration therefor and shall cease to be outstanding and any dividend declared in respect of such shares of Series C-1 Common Stock shall also be forfeited to Pubco for no consideration therefor.

(b)                To the extent that, on or before the seventh anniversary of the Closing Date, the Second Tier Vesting Event has not occurred with respect to a Restricted Unit pursuant to the Amended and Restated Company LLC Agreement and as a result any share of Series C-2 Common Stock has not converted in accordance with Section 5 hereof, then immediately and without any further action under this letter agreement, on the date that is the seventh anniversary of the Closing Date, all of the remaining shares of Series C-2 Common Stock outstanding shall automatically be forfeited to Pubco and canceled for no consideration therefor and shall cease to be outstanding and any dividend declared in respect of such shares of Series C-2 Common Stock shall also be forfeited to Pubco for no consideration therefor.

7.                   Definitions. For purposes of this letter agreement:

(a)                “Adjusted Percentage” means a percentage between 0% and 25%, based on a linear interpolation of the Cash Threshold Amount at the Closing between $445,000,000 and $300,000,000; provided that, for the avoidance of doubt, if the Cash Threshold Amount is (a) above $445,000,000, then the Adjusted Percentage shall be deemed to be 0% and (b) below $300,000,000, then the Adjusted Percentage shall be deemed to be 25%.

(b)                “Conversion Date” has the meaning set forth in the Amended and Restated Company LLC Agreement.

(c)                “Fair Market Value” means, with respect to the Pubco Class A Shares, the average closing price of the Pubco Class A Shares for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

(d)                “First Tier Vesting Event” has the meaning set forth in the Amended and Restated Company LLC Agreement.

(e)                “Full Vesting Event” has the meaning set forth in the Amended and Restated Company LLC Agreement.

(f)                 “Net Sponsor Shares” means 8,275,000 Sponsor Shares.

(g)                “Partial Vesting Event” has the meaning set forth in the Amended and Restated Company LLC Agreement.

(h)                “Restricted Units” has the meaning set forth in the Amended and Restated Company LLC Agreement.

(i)                 “Second Tier Vesting Event” has the meaning set forth in the Amended and Restated Company LLC Agreement.

(j)                 “Vesting Event” has the meaning set forth in the Amended and Restated Company LLC Agreement.

8.                   Transfer; Removal of Legends. Prior to the final determination of the number of Sponsor Shares to be adjusted in accordance with this letter agreement (if any), the Sponsor shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any of the Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of the Sponsor Shares that conflicts with any of the covenants or agreements set forth in this letter agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of the Sponsor Shares, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of the Sponsor Shares even if such Sponsor Shares would be disposed of by a person other than such Person or (e) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder. The Company will (1) at the request of the Sponsor, promptly deliver all necessary documentation to cause the Company’s transfer agent to remove any restrictive legends from any Sponsor Shares subject to non-transferability and forfeiture restrictions pursuant to the terms of this letter agreement at the time such restrictions may lapse pursuant to the terms hereof, and (2) cause its legal counsel to deliver to the transfer agent any necessary legal opinions required by the transfer agent, if any, in connection with the instruction under the foregoing clause (1) in this Section 8 upon the receipt of such customary supporting documentation as may be requested by (and in a form reasonably acceptable to) such counsel, in each case within three trading days of such request.

9.                   Indemnification.

(a)                For a period of six (6) years after the Closing Date, Pubco will indemnify, exonerate and hold harmless the Sponsor from and against all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (“Indemnified Liabilities”) incurred by the Sponsor, on or after the date of this Agreement, arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim directly relating to the transactions contemplated by the Combination Agreement which names the Sponsor as a defendant (or co-defendant) arising from the Sponsor’s ownership of equity securities of Pubco, or the Sponsor’s control or ability to influence Pubco; provided, that the foregoing shall not apply to (i) any Indemnified Liabilities to the extent arising out of any breach by the Sponsor of this Agreement or any other agreement between the Sponsor, on the one hand, and Pubco or any of its Subsidiaries, on the other hand, or (ii) the willful misconduct, gross negligence or fraud of the Sponsor.

(b)                Promptly after the Sponsor believes that it has a claim for any Indemnified Liabilities, Sponsor shall notify Pubco and specify in such notice, in reasonable detail, the nature of the claim and an estimated computation of Indemnified Liabilities, as well as other material documents in possession of the Sponsor with respect to such claim, provided, that any failure or delay by the Sponsor to notify Pubco shall not relieve Pubco from its obligations hereunder (except to the extent that Pubco has been actually and materially prejudiced by such failure to promptly notify). Pubco shall have full control of the defense of any claim with respect to the Indemnified Liabilities, including any compromise or settlement thereof; provided, that Pubco shall not consent to the entry of any order or enter into any settlement agreement without the prior written consent of the Sponsor; provided, further, that such consent shall not be required if such order or settlement agreement contains a full and final release by the third party asserting the claim to Sponsor, and such order or settlement agreement does not contain any criminal liability or admission of guilt or impose any other non-monetary injunctive or equitable relief against the Sponsor. The Sponsor shall cooperate in the defense or prosecution of such claim, including by retaining and providing to Pubco all records and information which are reasonably relevant to such claim, making employees available to provide additional information and explanation of any materials provided hereunder and executing any documents necessary in connection with any settlement or order entered into in compliance with this Section 9(b).

(c)                The Sponsor shall have the right to employ separate counsel reasonably satisfactory to Pubco to represent it in any such claim with respect to Indemnified Liabilities and to participate in the defense thereof, but the fees and expenses of any such separate counsel shall be at the expense of the Sponsor; provided, that, the fees and expenses of any such separate counsel shall be at the expense of Pubco if (i) the claim seeks equitable relief against the Sponsor; (ii) the Sponsor shall have been advised by counsel in writing, with a copy delivered to Pubco, that the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which one or more legal defenses may be available to the Sponsor that are inconsistent with, different from or in addition to those available to Pubco; or (iii) Pubco authorizes the Sponsor in writing to employ separate counsel at Pubco’s expense.

(d)                The Sponsor shall use its commercially reasonable efforts to assist Pubco in seeking insurance recoveries first in respect of any Indemnified Liabilities.

10.               Other Covenants. The Sponsor hereby agrees to be bound by and subject to Section 5.3(a) (Confidentiality), Section 5.4(a) (Public Announcements) and Section 5.5(b) (Exclusive Dealing) of the Combination Agreement to the same extent as such provisions apply to SilverBox, as if the Sponsor were directly party thereto.

11.               Representations and Warranties. The Sponsor hereby represents and warrants to Pubco and the Company, as of the date hereof, that the Sponsor (a) owns, and holds of record, all of the Sponsor Shares and Sponsor Warrants, free and clear of all Liens, other than Permitted Liens and such Liens and other obligations imposed by applicable securities Laws, the Combination Agreement, the Investor Rights Agreement, the Governing Documents of Pubco or to the extent contemplated by this letter agreement and (b) other than to the extent contemplated by this letter agreement, has not sold, assigned, transferred (including by operation of law), placed a lien on, pledged, disposed of or otherwise encumbered any of the Sponsor Shares prior to or as of the date hereof.

12.               Assignment. No party hereto may assign this letter agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this Section 11 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This letter agreement shall be binding on the Sponsor, Pubco and their respective successors and assigns.

13.               Notices. Any notice, consent, or request to be given in connection with any of the terms or provisions of this letter agreement shall be given to the Company in accordance with Section 9.4 of the Combination Agreement, and to Pubco or the Sponsor in accordance with the notice information set forth on such party’s signature page hereto, in each case, unless a party otherwise specifies a different address in a writing delivered to the other parties hereto.

14.               Amendments. No amendment of any provision of this letter agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provision or condition of this letter agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

15.               Termination. This letter agreement shall automatically terminate, without any notice or other action by any party hereto, and be void ab initio upon the earlier of (a) the final determination of the number of Sponsor Shares and Sponsor Warrants to be adjusted in accordance with this letter agreement, if any, and the subsequent consummation of any such adjustments; (b) the termination of the Combination Agreement in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto mutually terminating this letter agreement. Upon termination of this letter agreement as provided in the immediately preceding sentence, none of the parties hereto shall have any further obligations or Liabilities under, or with respect to, this letter agreement. Notwithstanding the foregoing or anything to the contrary in this letter agreement, (i) the termination of this Agreement pursuant to Section 14(b) shall not affect any Liability on the part of any party hereto for a willful breach of any covenant or agreement set forth in this letter agreement prior to such termination or Fraud and (ii) this Section 14 and Section 15 shall survive the termination of this letter agreement.

16.              Miscellaneous. Section 9.1 (Non-Survival), Section 9.5 (Governing Law), Section 9.11 (Counterparts; Electronic Signatures), Section 9.15 (Waiver of Jury Trial), Section 9.16 (Submission to Jurisdiction) and Section 9.17 (Remedies) of the Combination Agreement are hereby incorporated into this letter agreement, mutatis mutandis, as though set out in their entirety in this Section 15.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

SPONSOR:

SILVERBOX ENGAGED SPONSOR, LLC

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Co-Managing Member

NOTICE INFORMATION:

Address:

Attention:
Email:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

PUBCO:

BRC INC.

By:	/s/ Steve Kadenacy
Name:	Steve Kadenacy
Title:	Chief Executive Officer

NOTICE INFORMATION:

Address:

Attention:
Email:

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, the undersigned has caused this letter agreement to be duly executed as of the date first above written.

COMPANY:

AUTHENTIC BRANDS LLC

By:	/s/ Tom Davin
Name:	Tom Davin
Title:	Co-Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]